UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                       SEC FILE NUMBER 000-32013
                                   FORM 12b-25
                                                          CUSIP NUMBER 847309101
                           NOTIFICATION OF LATE FILING

(check one):  _X_ Form 10-K    ___ Form 20-F     ___ Form 11-K     ___ Form 10-Q
              ___ Form 10-D    ___ Form N-SAR    ___ Form N-CSR

              For Period Ended: September 30, 2006
              ___Transition Report on Form 10-K
              ___Transition Report on Form 20-F
              ___Transition Report on Form 11-K
              ___Transition Report on Form 10-Q
              ___Transition Report on Form N-SAR
              For the Transition Period Ended: __________________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
                 COMMISSION HAS VERIFIED ANY INFORMATION HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

SPEAR & JACKSON, INC.
-----------------------
Full Name of Registrant


-------------------------
Former Name if Applicable

12012 SOUTHSHORE BOULEVARD, SUITE 103
----------------------------------------------------------
Address of Principal Executive Officer (Street and Number)

WELLINGTON, FL   33414
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
         (b) The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
   [X] portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

REGISTRANT NEEDS ADDITIONAL TIME DUE TO CHANGE IN MANAGEMENT AND COORDINATION OF FOREIGN FINANCIAL ACCOUNTS.

PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

             Patrick Dyson                    561              793-7233
             -------------                 ---------       ----------------
                (Name)                    (Area Code)     (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).      Yes __X__   No _____

         _______________________________________________________________________

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                       Yes _____   No __X__

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________________

                              SPEAR & JACKSON, INC.
                              ---------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date December 29, 2006                By /s/ Patrick Dyson
     -----------------                   -----------------
                                         Patrick Dyson
                                         Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
   Intentional misstatements or omissions of fact constitute Federal Criminal
                         Violations (See 18 U.S.C. 1001)